EXHIBIT 5.1

[LETTERHEAD OF POPULAR, INC.]

November 22, 2005

Popular, Inc.

209 Muñoz Rivera Avenue

San Juan, Puerto Rico 00918

Re:	Popular, Inc.

Registration Statement on Form S-3

Dear Ladies and Gentlemen:

I have acted as counsel for Popular, Inc. (the “Company”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of 12,075,000 shares of common stock (the “Common Stock”) of the Company, par value $6 per share, and the related rights to purchase Series A Participating Cumulative Preferred Stock (the “Rights”) to be issued pursuant to a Stockholder Protection Rights Agreement, dated as of August 13, 1998 (the “Rights Agreement”), between the Company and Banco Popular de Puerto Rico, as Rights Agent (the “Rights Agent”).

I have examined originals, or copies certified to my satisfaction, of all such corporate records of the Company, agreements and other instruments, certificates of public officials, officers and representatives of the Company and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

Based on the foregoing and having regard to legal considerations that I deem relevant, I am of the opinion that:

(1)	When the registration statement relative to the shares of Common Stock (the “Registration Statement”) has become effective under the Act, and when the shares of Common Stock have been issued by the Company and sold in the manner described in the Registration Statement, such shares of Common Stock will be duly authorized, validly issued and outstanding, fully paid and nonassessable.

(2)	Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, when the Registration Statement has become effective under the Act and when the shares of Common Stock have been issued by the Company and sold in the manner described in the Registration Statement, the Rights attributable to such shares of Common Stock will be validly issued.

In connection with my opinion set forth in paragraph (2) above, I note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Validity of Common Stock” in the Prospectuses constituting a part of the Registration Statement, without implying or admitting that I am an “expert” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any part of the Registration Statement.

Very truly yours,